Exhibit T3A-11

TERRITORY OF THE BRITISH VIRGIN ISLANDS
BVI BUSINESS COMPANIES ACT, 2004

CERTIFICATE OF INCORPORATION
(SECTION 7)

The REGISTRAR of CORPORATE AFFAIRS, of the British Virgin Islands HEREBY CERTIFIES, that pursuant to the BVI Business
Companies Act, 2004, all the requirements of the Act in respect of incorporation having been complied with,

LANCASTER PROJECTS CORP.

BVI COMPANY NUMBER: 1566644

is incorporated in the BRITISH VIRGIN ISLAND as a BVI BUSINESS COMPANY, this 15th day of January, 2010.

Date: 15th day of January, 2010	for REGISTRAR OF CORPORATE AFFAIRS

By:
Name:
Title: